CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made as of the 22nd day of September 2005.

BETWEEN:	INFOLINX COMMUNICATIONS Ltd., a British
Columbia corporation, having an office located at 180
Pemberton Avenue, North Vancouver, British Columbia, V7P
2R5

(The “Company”)

AND:	Patrick Fitzsimmons

(The “Consultant”)

A.        The Company is a British Columbia corporation whose shares are posted for trading on the NASD’s OTCBB Pink sheets

B.       The Company is a company with a skilled management team, operating globally, which creates interactive television channels, that run on a number of interactive digital TV platforms, that allow print type content to be distributed and displayed on a TV on demand.

C.      The Company has the need to acquire the skills of the Consultant for the purpose of performing the following duties:

- Identify new opportunities for the company and possible product markets

- conduct Sales and Marketing activities related to the development of the Company’s business and such other duties as assigned by the Board of Directors; and

D.      The Company wishes to retain the services of the Consultant on the terms and conditions of this Agreement to perform the functions described in C. above.

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	RETAINER OF CONSULTANT

1.1	The Company hereby retains the Consultant in such capacity as the parties may mutually agree, upon the terms and conditions of the Agreement, and providing such other services as the Company, its President or its Board of Directors may reasonably request and which may be within the Consultant’s capability to perform.

2.	TERM

2.1    The term of this Agreement shall be for a period of two years commencing as of the date of this Agreement (the “Start Date”), subject to earlier termination as provided for in this Agreement. This Agreement shall be renewed no later than one (1) month prior to the expiry of its term provided the terms can be agreed upon by the parties hereto in writing.

3.      CONSULTING FEES

3.1	In consideration of the Consultant's services under this Agreement, the Company shall pay to the Consultant compensation as described in Schedule A.

3.2

The Company shall reimburse the Consultant for all reasonable and / or pre-agreed expenses incurred by the Consultant in furtherance of the Company's business. The Consultant shall, to the greatest extent possible, submit statements and vouchers for all expenses claimed. The Consultant acknowledges that the Company will only reimburse those expenses that the Company considers reasonable or to which the Company has granted prior authorization.

4.      CONFIDENTIAL INFORMATION

4.1    The Consultant acknowledges that, in the course of providing services to the Company, it will have access to confidential information concerning the Company and its subsidiaries and, therefore, the Consultant agrees that it will not, either during the term of this Agreement or for a period of one (1) year thereafter, divulge or utilize to the detriment of the Company any of such confidential information so obtained. The provisions of this section shall survive the expiry or earlier termination of this Agreement. The Consultant shall ensure that its employees, directors and officers are made aware of this confidential treatment of information and shall not disclose confidential information of the Company to these persons until it has satisfied itself that no confidential information will be disclosed by these persons without the Company’s consent.

5.      DEVOTION OF TIME

5.1    During the term and any renewal of this Agreement, the Consultant shall devote sufficient time and attention to the Company's business as may be required to properly perform his duties hereunder.

6.      RELATIONSHIP OF PARTIES AND OWNERSHIP OF WORK PRODUCT

6.1    Nothing in this Agreement shall create between the parties a partnership, joint venture or other relationship than that of a Company hiring a consultant.

6.2

Nothing in this Agreement shall create in the Consultant any intellectual property rights or interests in and to the trademarks, tradenames, software or other assets of the Company or its affiliated companies.

7.	TERMINATION OF AGREEMENT

7.1

This Agreement may be terminated by either party at any time, without cause, by giving the other party written notice of such termination at least seven (7) days prior to the termination date set forth in such written notice.

7.2	Upon termination of this Agreement for any reason, the Consultant shall promptly deliver the following in accordance with the directions of the Company:

(a) A final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

(b)

All documents (in electronic or written form) pertaining to the Company or this Agreement, including but not limited to all brochures, product promotional materials, books of account, correspondence, records and contracts provided that the Consultant shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three days notice to the Company.

7.3    Upon termination of this Agreement, the Consultant shall be entitled to receive as full and sole compensation in discharge of obligations of the Company to the Consultant under this Agreement, all sums due and payable under this Agreement to the date of termination and the Consultant shall have no right to receive any further payments.

8.      MISCELLANEOUS

8.1    All notices and other communications required or permitted by this Agreement to be given or made by either party to the other shall be given or made in writing and be delivered by hand or registered mail (except during a postal disruption) to the parties at the addresses set forth in this Agreement, or at such other address as the parties designate by notice in writing to the other. Proof of delivery in such manner shall constitute proof of receipt.

8.2

This Agreement may not be assigned by either party without the prior written consent of the other. This agreement supersedes any replaces any previous agreement, written or oral, between the parties and corrects any deficiencies or errors in said previous agreements.

8.3	This Agreement shall be construed under and governed solely by the laws of British Columbia and the law of Canada applicable therein.

8.4	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written notwithstanding its actual date of execution.

INFOLINX COMMUNICATIONS Ltd.
by its authorized signatory:

__________________________________________
Matthew Jones, President

Accepted by:

Patrick Fitzsimmons

__________________________________________
Signature of Consultant or Authorized Signatory

Schedule A – Compensation

Monthly retainer	$ 2,000 CDN
(Commencement date by Board approval)

Stock earned in lieu of fees at 50,000 common shares/month
for a period of 12 months	600,000 shares

The Company agrees to grant the Consultant stock options entitling the Consultant to purchase 400,000 common shares of the Company at an exercise price of $0.10 US per share or such other exercise price as may be required by the regulatory authorities having jurisdiction. The Company shall make all reasonable efforts to register for resale the shares, and the shares underlying the options under the Securities Exchange Act of 1934 by way of S-8 registration statement filing or other registration statements filing.